FOR IMMEDIATE RELEASE

February 2, 2011

For Further Information, Contact:

Chris A. Karkenny

Chief Financial Officer

949.639.4990

Apria Healthcare Group Inc.

26220 Enterprise Court

Lake Forest, CA 92630

949.639.4990

APRIA HEALTHCARE SIGNS DEFINITIVE

ASSET PURCHASE AGREEMENT TO

ACQUIRE UNITED STATES HOMECARE BUSINESS OF

PRAXAIR, INC.

    Acquisition expands Apria's national home respiratory services footprint
    Enhances managed care service capabilities regionally and nationally

LAKE FOREST, CA...February 2, 2011...Apria Healthcare Group Inc. ("Apria Healthcare" or "Apria"), Praxair, Inc. (NYSE: PX) and Praxair Healthcare Services, Inc. (collectively, "Praxair"), jointly announced today that Apria Healthcare's wholly owned subsidiary, Apria Healthcare, Inc. ("AHI") and Praxair have entered into a definitive asset purchase agreement whereby AHI will acquire the assets of Praxair's home healthcare services division in the United States. The terms of the agreement were not disclosed. The transaction is expected to close during the first quarter of 2011, subject to satisfaction of customary terms and conditions.

"We look forward to welcoming the Praxair patients, customers and employees into Apria's home respiratory services division," said Norman C. Payson, MD, Apria's Chairman and Chief Executive Officer. "The acquisition expands Apria's service offering in several key states and enhances our prospects for both traditional and managed care growth in future years."

Headquartered in Danbury, Connecticut, Praxair Healthcare Services provides a comprehensive range of home respiratory services and equipment, as well as enteral nutrition therapy, through a network of more than 80 branches across the country.

In commenting on the transaction, Scott Telesz, senior vice president of Praxair, said "Praxair's home healthcare division has served clients and customers in the United States in a very dedicated manner over the years. We believe that they will be well-served as the homecare business transitions to the Apria organization."

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Apria provides home respiratory therapy, home infusion therapy and home medical equipment services through approximately 500 locations in the United States. With over $2 billion in annual revenues, it is one of the nation's leading home healthcare companies. For more information, visit www.apria.com or www.coramhc.com.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2010 sales of $10.1 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings to a variety of industries. More information on Praxair is available at www.praxair.com.

This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in Apria's filings with the Securities and Exchange Commission and other factors over which the company has no control.

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